KNIGHT-SWIFT TRANSPORTATION HOLDINGS INC.
SECURITIES TRADING POLICY
(Effective Date: December 1, 2017)

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KNIGHT-SWIFT TRANSPORTATION HOLDINGS INC.
SECURITIES TRADING POLICY
Table of Contents
Q2 Who and what does this Policy cover?    1
Q3 What is the Company’s securities trading policy?    2
Q4 What is material nonpublic information?    2
Q5 Are there hardship exceptions to the prohibition on insider trading?    3
Q6 What is the “trading window” and does it apply to me?    3
Q7 What types of transactions are covered by this Policy?    4
Q8 Does this Policy only relate to trading in securities of the Company?    4
Q9 Who monitors insider trading violations?    4
Q10 Are hedging, pledging or other speculative transactions allowed?    4
Q11 What are the risks of margin transactions?    5
Q12 What if I am not subject to the Company’s Stock Pledging and Hedging Policy applicable to Directors and Designated Officers?    5
Q13 What if I entered into a pledging and hedging agreement before the present rules were adopted?    6
Q14 Does this Policy apply after you terminate your employment or other services with the Company?    6
Q15 Does the Company have any pre-clearance procedures for the Company and Covered Persons trading in Company securities?    6
Q16 What additional limitations and procedures are the Company and Covered Persons subject to under this Policy?    7
Q17 Is there an exception for approved 10b5-1 plans?    8
Q18 Are forward sales, collars or similar hedging transactions permitted?    8
Q19 Do other trading restrictions apply to officers, directors and 10% shareholders in buying or selling Company securities?    8
Q20 Who is an “Insider” for purposes of Section 16 Reporting?    9
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Q21 What is a “short-swing profit” under Section 16(b) of the Act?    9
Q22 What is the liability that arises from violating Section 16(b)?    11
Q23 What forms must be filed to comply with Section 16? (Forms 3, 4, and 5)    11
Q24 How can I avoid short-swing profits liability?    12
Q25 How do I need to work with my broker in order to comply with Section 16 reporting requirements?    13
Q26 What are the consequences of violating this Policy?    14

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KNIGHT-SWIFT TRANSPORTATION HOLDINGS INC.
SECURITIES TRADING POLICY
The Board of Directors of Knight-Swift Transportation Holdings Inc. and its subsidiaries and affiliates (collectively, the “Company”) has adopted this Securities Trading Policy (the “Policy”), effective as of December 1, 2017 (the “Effective Date”). This Policy supersedes all prior policies.
SECTION 1
Basic Trading Restrictions Applied to the Company and All Employees
Officers, Directors, and Consultants

Q1.Why did the Company adopt this Policy?
A1:    Reasons for Policy. The Company adopted this Policy to provide guidelines to its employees, directors, officers, and consultants about transactions in the Company’s securities in order to help them comply with federal and state securities laws, and avoid even the appearance of improper conduct in connection with securities transactions. It is your obligation to understand and comply with this Policy. If you have any questions regarding this Policy, please contact our General Counsel. Do not try to resolve uncertainties on your own.
Federal and state securities laws prohibit the purchase or sale of securities by persons who are aware of material non-public information about the Company, the industry, a competitor, or other non-public information that an investor would consider relevant to its investment decision. These securities trading laws also prohibit persons who know of material, nonpublic information from disclosing this information to others who may trade. The Company and its controlling persons are subject to liability, if they fail to take reasonable steps to prevent insider trading by company personnel.
This Policy may be amended by the affirmative vote of a majority of the Nominating and Corporate Governance Committee of the Board of Directors (each of whom is an independent director).

Q1.Who and what does this Policy cover?
A2:    Covered Persons. Section 1 of this Policy applies to all directors, officers, employees, and consultants of the Company who trade, or may trade, in the Company’s securities. Certain other portions of this Policy apply only to designated directors, officers, and employees. If you have a question about whether, or how, the Policy applies to you, consult the General Counsel. The same restrictions that apply to you also apply to: (i) your family members that reside with you, (ii) anyone else living in your household, and (iii) family members who do not live in your household, but whose transactions in Company securities are directed by you or are subject to your influence or control, (iv) companies that you control or have significant influence over, (such as partnerships in which you are a general partner, limited liability companies that you manage or control, trusts of which you are a trustee, and estates of which you are a personal representative) collectively known herein as “Related Persons”. You are responsible for assuring that the purchase or sale of any security covered by this Policy, whether by you or a Related Person complies with this Policy.
Management (or the Board) will from time to time designate those consultants who are subject to this Policy, which will consist of persons regularly apprised of material, nonpublic information about the Company.

Q1.What is the Company’s securities trading policy?
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A3:    No Trading on Inside Information. You may not trade the Company’s stock or bonds, directly or through Related Persons, if you are aware of material, nonpublic information relating to the Company. Similarly, you may not trade in the securities of any other company, if you are aware of material nonpublic information about that company which you obtained in the course of your employment with the Company. You may not share material nonpublic information with others or recommend to anyone the purchase or sale of any securities when you are aware of material, nonpublic information. This is called, “tipping.” Generally, tipping is a violation of the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not engage in the trading and did not gain any financial benefit from another’s trading. You may not, therefore, disclose material, nonpublic information to anyone outside the Company, including family members and friends, other than in accordance with this Policy and its procedures. If you receive inquiries concerning the Company from the media or inquiries from securities analysts or other members of the financial community, you may refer such inquiries, without comment, to the Chief Financial Officer.

Q1.What is material nonpublic information?
A4:    The definition of material nonpublic information - sometimes called “insider information” - has two parts - materiality and public availability.
Material Information. Information is considered “material” if a reasonable investor would consider the information important in making a decision to buy, sell or hold a security or where it is reasonably likely to affect the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business. Although not intended to be comprehensive, below is a list of the type of information that, as a general rule, should be treated as “material”:
•Projections of future earnings or losses
•Unpublished financial results
•New product or service developments and announcements
•News of a pending or proposed merger, acquisition or joint venture
•Company stock repurchases or stock splits
•Positive or negative changes affecting the Company’s operations, finances, or future prospects
•Significant changes in corporate objectives or strategy
•Changes in dividend policies
•Financial liquidity problems
•Significant developments in litigation
•Changes in management
The list above is only illustrative; many other types of information may be considered “material,” depending on the circumstances.
Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. Information should be considered to be available to the public only after it has been widely disseminated in a manner making it generally available to investors (such as by a press release or SEC filing) and a period of time has elapsed so that the investing public has had time to absorb the information. As a general rule, under this Policy, information should be considered nonpublic, and you must refrain from trading, until the second full trading day after the information is released.

Q1.Are there hardship exceptions to the prohibition on insider trading?
A5: No. A personal financial or other emergency does not excuse you or a Related Person from compliance with this Policy.
Q1.What is the “trading window” and does it apply to me?
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A6:    Trading Window. The trading window is a period when directors, officers, and certain key employees, designated by the Company, are allowed to trade the Company’s securities, as long as they are not in possession of material, non-public information. The trading window restriction applies to you if you are a director, a named executive officer in our proxy statement (a “NEO”), a person reporting under Section 16, an employee working in the Company’s legal or accounting department, or the head of any major company division (either Knight or Swift) (for example, brokerage, intermodal, dry van, reefer), or a person employed in the Internal Audit Department. Persons covered by this Policy are prohibited from trading any securities or derivative securities of the Company except during an open trading window. Periods when you cannot trade are known as “blackout periods.” The trading window will open at the open of the market on the second full trading day following the date of public disclosure of the Company’s financial results for a particular fiscal quarter or year and will close on the 16th day of the last month of the quarter (March 16, June 16, September 16 and December 16).
If you are not subject to the Company’s trading window, you may trade, but only if you do not possess material, non-public information. In addition, the Company may impose special blackout periods during which certain persons will be prohibited from trading, even though the trading window would otherwise be open. The prohibition against trading while you are aware of any material non-public information applies at all times, even during trading windows.
Pre-Clearance Procedures. In addition to being subject to the restrictions described in Section 1, Question 6 of this Policy, the Company’s directors, officers, other “covered persons” and consultants are subject to pre-clearance procedures. These procedures are explained in Section 2 of this Policy.

Q1.What types of transactions are covered by this Policy?
A7:    Application. This Policy applies to all transactions in securities of the Company, including purchases and sales of stock, derivative securities, such as put and call options (see Q9 through Q14, below), and convertible debentures or preferred stock, and debt securities, such as debentures, bonds, as well as the following:
Stock Option Exercises. Although this Policy’s trading restrictions generally do not apply to the exercise of a stock option, the trading restrictions do apply to any sale of the underlying stock or to a cashless exercise of the option through a broker, which entails selling a portion of the underlying stock to cover the costs of exercise or taxes due.
Employee Stock Purchase Plan. Although this Policy’s trading restrictions do not apply to purchases of the Company stock in any Company employee stock purchase plan (ESPP) resulting from your periodic payroll contributions to the plan under an election you made at the time of enrollment in the plan, the trading restrictions do apply to sales or transfers of Company stock purchased under the plan. If you are a participant in the ESPP and any other tax-conditioned employee benefit plan involving ownership of Company stock, you must consult with the General Counsel prior to any disposition of Company stock, through such plan(s).

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Q1.Does this Policy only relate to trading in securities of the Company?
A8:    No. The prohibitions contained in this Policy are not limited to trading in the Company’s securities. They include trading in the securities of other firms, such as customers or suppliers of the Company and those with which the Company may be negotiating major transactions. Information that is not material to the securities of the Company may nonetheless be material to the securities of one of these other companies with whom the Company does business.

Q1.Who monitors insider trading violations?
A9:    The SEC and all stock exchanges have sophisticated trading monitoring programs in place which are designed to detect abrupt changes in trading that might suggest insiders are trading on inside information. These programs trigger investigations when questionable trading is detected. Similarly, the SEC is quick to contact individuals who have traded and inquire whether they have received information from any Company source. Remember that whether inside information was used in a trade will be evaluated with the benefit of hindsight. If you are uncertain as to the materiality of particular information, please consult with the Company’s General Counsel.

Q1.Are hedging, pledging or other speculative transactions allowed?
A10:    No. For directors and certain designated officers of the Company, the Company has adopted a specific Stock Pledging and Hedging Policy that must be followed. This policy strictly limits hedging, pledging and other speculative transactions by directors and certain designated officers. See the Company’s Stock Pledging and Hedging Policy. The following rules apply to persons who are not subject to the Company’s Stock Pledging and Hedging Policy.
•For employees of the Company who are not subject to the Company’s Stock Pledging and Hedging Policy, you may not trade in puts and calls or similar instruments on Company securities or sell Company securities “short.” Such activities are speculative and may put your personal gain in conflict with the best interests of the Company and its other security holders. Accordingly, your trading in Company securities is subject to the following guidance:
•You may not engage in short sales of Company securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).
•You may not engage in transactions in publicly traded options, such as puts, calls and other derivative securities on an exchange or in any other organized market.
•Standing orders should be used only for a brief period of time. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material, nonpublic information may result in unlawful insider trading, unless pursuant to a Rule 10b5-1 plan, described below.

Q1.What are the risks of margin transactions?
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A11:    Certain designated officers and directors of the Company are prohibited from engaging in margin transactions and pledging shares, except as permitted by the Company’s Stock Pledging and Hedging Policy. If you are not subject to the Company’s Stock Pledging and Hedging Policy, hedging, pledging and margin transactions undertaken while you are in possession of material, nonpublic information may constitute a violation of Rule 10b-5 and may subject you to serious civil and criminal penalties. See A-14 below
Securities purchased on margin may be sold by a broker without the customer’s consent, if the customer fails to meet a margin call. Similarly, securities held in an account which may be borrowed against or are otherwise pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. If you purchase securities on margin or pledge them as collateral for a loan, a margin sale or foreclosure sale may occur at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in our securities. The sale, even though not initiated at your request, is still a sale for your benefit and may subject you to liability under the insider trading rules if made at a time when you are aware of material nonpublic information.

Q1.What if I am not subject to the Company’s Stock Pledging and Hedging Policy applicable to Directors and Designated Officers?
A12:    Employees, non-designated officers, and consultants who are not subject to the Company’s Pledging and Hedging Policy, may own and purchase the Company’s securities on margin, or pledge the Company’s securities for a margin loan (each, a “Stock Pledge Transaction”), only if the transaction is pre-cleared by the Company’s Compliance Officers as defined in Section 2, Answer 16 herein. Request for clearance must be made at least two weeks prior to the execution of any such transaction. Because such transactions are discouraged, the Compliance Officers are under no obligation to approve any request for preclearance of a Stock Pledge Transaction.

Q1.What if I entered into a pledging and hedging agreement before the present rules were adopted?
A13:    If, for example, a director or designated officer of Swift Transportation Company entered into a Stock Pledge Transaction in accordance with the then existing securities trading policy, those transactions are grandfathered, but shares subject to such transactions may not be increased, and the transaction must be unwound within five years of the Effective Date. Transactions occurring after the Effective Date of this Policy must comply with this Policy and the Company’s Pledging and Hedging Policy.
If you were employed by Knight Transportation, Inc. prior to the merger and you have stock that is subject to a Stock Pledge Transaction, that transaction is subject to the Company’s current Stock Pledging and Hedging Policy.

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Q1.Does this Policy apply after you terminate your employment or other services with the Company?
A14:    Yes. This Policy continues to apply to your transactions after you have terminated your employment or other services to the Company. This means that if you are aware of material nonpublic information when your employment or service relationship terminates, you may not trade in Company securities (or other companies’ securities as described below) until that information has become public or is no longer material.

SECTION 2
Clearance and Window Period for Company Directors, Officers, and
Employees
Section 2 of the Policy applies to you if you are a director, officer subject to Section 16 under the Securities Exchange Act of 1934 or are otherwise a designated employee of the Company listed on Schedule I (each, a “Covered Person”). If you are a Covered Person, you are subject to all of the restrictions and procedures set forth in both Section 1 and Section 2, of the Policy. If you are not a director or officer subject to Section 16 or other Covered Person, you are not subject to the additional restrictions in Section 2, but you are subject to the restrictions set out in Section 1 of the Policy.

Q1.Does the Company have any pre-clearance procedures for the Company and Covered Persons trading in Company securities?
A15:    Yes. All trades by the Company or any Covered Person, or Related Person as defined in Section 1, Question 2, must be pre-cleared by the General Counsel and the Chief Financial Officer (each of whom may delegate the responsibility to make these decisions to persons in their respective departments), who will act as the “Compliance Officers” under this Policy. The Compliance Officers may consult with outside securities counsel, other than in routine circumstances, and in circumstances where securities counsel or the Compliance Officers believe that a trade may pose significant legal issues. If a Compliance Officer believes, after consultation with outside securities counsel, that legal issues exist with respect to a requested trade or that Company share repurchases may need to be suspended, the Compliance Officer will discuss the situation with and obtain the approval of the Chair of the Nominating and Corporate Governance Committee (the “Governance Committee”) before proceeding.
Except as noted below, all requests for pre-clearance should be submitted to the Compliance Officers at least seventy-two (72) hours in advance of the proposed transaction by completing the “Request for Approval” form attached as Exhibit A. Compliance Officers are under no obligation to approve a trade submitted for pre-clearance and may decide not to permit the trade. The trade must be executed within the open window period and in any event within 72 hours of receipt of the approval by the Compliance Officers. If you become aware of any material, nonpublic information or believe that you have become aware of any material, nonpublic information prior to trading (after preclearance has been granted), you must not trade and must notify the Compliance Officers as soon as possible regarding such information. If a pre-clearance to trade is denied, you must keep the fact of such denial and the reasons therefor confidential.

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Q1.What additional limitations and procedures are the Company and Covered Persons subject to under this Policy?
A16:    Window Periods. Covered Persons under this Section 2 may only trade in Company securities in the public market during an open window period (See Q6, above). Stock repurchases by the Company are also subject to this restriction.
Event Specific-Blackout Periods. If an event occurs that is material to the Company and an event specific blackout period is established by the Compliance Officers or the Disclosure Committee, you may not trade in Company securities (and those with knowledge of the event may not trade in Company securities, even if they are not covered by this Section 2). The existence of an event-specific blackout period will not be announced, except to those aware of the event causing the blackout. If you request approval to trade securities during an event-specific blackout period, you will be informed that a blackout period is in place, but you may not be told the cause of the blackout. Any person made aware of the blackout shall not disclose the blackout to anyone else.
Pension Blackout Periods. Directors and designated officers may also be subject to event-specific blackouts pursuant to the SEC’s Regulation on Blackout Trading Restriction, which prohibits certain sales and other transfers by insiders during certain pension plan blackout periods. The Company will provide notice to directors and officers affected by a pension blackout period within five (5) business days of its own receipt of notice of the blackout period from the plan administrator.

Q1.Is there an exception for approved 10b5-1 plans?
A17:    Yes. Trading in Company securities pursuant to an approved 10b5-1 plan is not subject to prohibitions in this Policy. A valid 10b5-1 plan must be entered into when you are not aware of any material nonpublic information, and, under this Policy, may only be entered into during an open trading window. Once the plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of the transactions in advance or delegate discretion to an independent third party. All 10b5-1 plans, and any amendments to such plans, must be approved in writing in advance of trading by the Compliance Officers.

Q1.Are forward sales, collars or similar hedging transactions permitted?
A18: No. See Questions/Answers 7 through 10, above.
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SECTION 3
Reporting Obligations of Directors, Officers, and 10% Shareholders Under Section 16; Insider Short Swing Profit Liability and Reporting

Q1.Do other trading restrictions apply to officers, directors and 10% shareholders in buying or selling Company securities?
A19: Yes. A number of specific limitations apply, including the following:
Short Swing Profits and Reporting. Section 16(b) of the Securities Exchange Act of 1934 (the “Act”) prohibits short-swing trades in the Company’s securities by “Insiders.” See the discussion in Question 21, below, for who is an “Insider.” You are also potentially liable under Section 16(b) for short-swing trades (these are matching purchase or sale or sale and purchase transactions within any six-month period). If you are an “Insider,” you are also subject to reporting changes in your ownership of the Company’s securities (purchases, sales, gifts, or other transfers) under Section 16(a) of the Act. See Question 24 below.
Disclosure Obligations. Officers and directors are expected to comply with applicable reporting obligations under Section 16 of the Act, and any other reporting or disclosure obligations under applicable law or Company policies.
Section 16 of the Act, and its regulations, are applicable to “officers” and directors individually. These obligations are yours, personally, not the Company’s. These rules generally require the immediate (within 2 business days) reporting on Form 4 of any transaction in Company stock (any sale, purchase, gift or other transaction), and the disgorgement (return to the Company) of any profits on trades made within a six-month period (regardless of the order of the trades). If you are required to file a Form 4, the Company will undertake to assist you in filing your Form 4s, if you notify the Company of a transaction in a timely manner, but the Company accepts no responsibility or liability for your Form 4 filings; that is your personal responsibility.

Q1.Who is an “Insider” for purposes of Section 16 Reporting?
A20:    “Insiders” under Section 16(b) are: (a) certain officers of the Company, defined below; (b) directors of the Company; and (c) principal shareholders, i.e., beneficial owners of more than 10% of any equity security. The definition of directors and 10% shareholders is self-explanatory. The term “officer” includes: the president; the principal financial officer; the principal accounting officer; any vice president of the Company in charge of a principal business unit, division or function; any other officer who performs a policy-making function; and any other person who performs similar policy making functions for the Company. Annually the Company designates those persons who are “Insiders” subject to Section 16 reporting.
If you have any question as to whether you are an “Insider,” you should discuss this with the General Counsel.

Q1.What is a “short-swing profit” under Section 16(b) of the Act?
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A21:    Purpose. The purpose of Section 16(b) of the Act is to eliminate any temptation to obtain a quick profit through the purchase or sale of Company securities within any six-month period. Section 16(b) applies automatically to all purchases and sales, and sales and purchases, of Company stock by an Insider in any six-month period. The order in which these transactions occur is not important. If a purchase and sale, or sale and purchase occur within any six-month period, a lawsuit to recover any profit realized may be brought by any owner of the Company’s securities on behalf of the Company.
A “professional” plaintiff’s bar exists that monitors the reports filed with the SEC concerning short-swing trades, and the bar brings suit if short-swing profits are reported. These reports are filed on Forms 3, 4 and 5. If a short-swing trade is made and a profit is realized, the Insider is obligated to repay to the Company any profit. Likewise, the Company’s Board of Directors has an affirmative duty, imposed by law, to recover any short-swing profits from an Insider.
There must be a profit in order for Section 16(b) to apply. For any purchase or sale, the amount realized generally is computed as the difference between the Insider’s purchase and sale price. If no profit is realized, Section 16(b) is inapplicable. The formula most commonly used to compute the amount of profit is the so-called “lowest price in/highest price out” method. Under this method, profit is computed by matching the highest sale price with the lowest purchase price within the preceding six months, the next highest sale price and the next lowest purchase price within the six month period, and so on, until all shares have been accounted for. The “profit” is determined by looking at the entire consideration received for the stock. For example, if a settlement agreement is involved, the “profit” would include all consideration contemplated by the settlement agreement, including stock given as part of the settlement.
The Insider profits provisions of Section 16(b) apply to any purchase or sale of the Company’s securities. The purchase and sale of the Company’s securities include actual purchases on the market, private purchases, and the grant of stock options (puts or calls and Company granted stock options) or transactions in “derivative” securities. “Derivative” securities include stock options, stock appreciation rights, restricted stock units and other forms of compensation that are tied to the performance of the Company’s stock. Redemption of assets including stock may also be treated as a sale.
Equity grants (whether stock options or restricted stock units) under the Company’s Omnibus Incentive Compensation Plan, if approved by the Compensation Committee, are exempt purchases under Section 16(b) (i.e., the option or restricted stock unit grant is treated as a purchase, but will not be matched against a subsequent sale). Nevertheless, for practical purposes, it is important that any officer or director who has received an equity grant (which the rules treat as a purchase) not sell any Company securities within six months of the date such grant was made. In most cases, the grants are not exercisable or vested for at least one year, so this should not be a problem.
So-called “cashless” option exercises are not exempt from Section 16(b). In these transactions, a portion of the optioned shares is sold by a broker to pay the option price. The broker, in effect, lends the director or employee the money to exercise the option and immediately sells a portion of the shares to repay the loan. The sale of grant shares (shares purchased through the exercise of an option or a restricted stock unit) is not an exempt Section 16(b) transaction and can be matched against a purchase occurring six months before or six months after the “cashless exercise” sale.
The Sarbanes-Oxley Act of 2002 also prohibits Company loans to officers and directors. Cashless option exercises may constitute loans by the Company, if the Company sells the optioned shares for the officer or director. Therefore, check with the CFO or General Counsel before making a “cashless” option exercise.
If you have contributed stock to a partnership or fund and you are “redeemed out” of the fund and receive all or some of your stock back—that is a “purchase,” that can be matched against a sale that takes place six months before or after the “purchase.”
Section 16 also prohibits an Insider from selling the Company’s stock short (i.e., the Insider does not own the stock). The rules also limit so-called “short sales against the box” (sales where the stock sold is borrowed, but covered by shares the seller owns), unless delivery of shares is made against the sale within twenty days or deposited in the mail within five days. Short sales are prohibited by Sections of this Policy. You should always consult with the General Counsel before you buy or sell Company stock.
Hedging or pledging Company stock may result in liability under Section 16(b). The Company has a policy strictly limiting pledging and hedging transactions. Before you engage in any hedging or pledging transactions, confer with the General Counsel to be sure the proposed transaction is appropriate and does not violate the Company’s Stock Pledging and Hedging Policy.
True gifts of stock are exempt from Section 16(b) liability. Gifts are exempt because a “sale” is not involved, and certain other transactions are exempt. “Gifts” for which something is received in return are not exempt.

Q1.What is the liability that arises from violating Section 16(b)?
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A22:    Section 16(b) imposes strict liability. No intent to profit from insider information is required. The application of Section 16(b) is automatic, and does not depend on the actual use or possession of non-public information. Trades occurring innocently or “in error” are subject to the rule. No intent to violate the rule is required. A purchase and sale or sale and purchase results in automatic liability, if a profit is realized. Because Section 16(b) is a strict liability statute, no showing of fraud, materiality, reliance, causation or intent is required to impose liability.
An Insider continues to be liable under Section 16(b) for a period up to six months following termination of Insider status, but only if a transaction occurs within six months of a reportable transaction that took place while the individual was an officer or director. For example, if a director purchased Company stock on May 1, ceased to be a director on June 30, and sold the Company stock in August, the director would be subject to liability for any short-swing profits.
Liability only applies with respect to securities in which the Insider has either a direct or indirect “pecuniary interest.” A “pecuniary interest” means an opportunity to profit from a transaction in securities. “Indirect pecuniary interests” represent an Insider’s ability to profit from purchases and sales held by family members (spouses or children) or through derivative securities, for example, partnerships, corporations, trusts and other arrangements. A purchase or sale by a spouse or child living in the same residence, or controlled by an Insider, is subject to the short-swing profit rule because it involves an “indirect pecuniary interest.” Further, ownership by a spouse or friend for the benefit of an Insider, will normally be treated as ownership by the Insider, subject to reporting under Section 16(a) and also to liability under Section 16(b).
Some particularly strict rules can result in double liability. For example, where more than one person is deemed to be the beneficial owner of the same securities.

Q1.What forms must be filed to comply with Section 16? (Forms 3, 4, and 5)
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A23:    Insiders are required to file Forms 3 and 4 to report their ownership of Company stock and changes in that ownership. The SEC monitors compliance with Section 16(b) through filings that are required to be made under Section 16(a). Officers, directors and 10% shareholders must file an initial Form 3 to show their beneficial ownership of Company securities. Generally, the Form 3 is required to be filed within 10 days after a person becomes subject to Section 16(a) (e.g., within 10 days after a person becomes an officer or director) and acquires securities which are subject to a Form 3, 4 or 5 filing. Form 4 must file reports showing any change in that ownership before the end of the second business day following the day on which the subject transaction has been executed. Thus, the grant of the stock option, restricted stock, or a restricted stock unit or similar grant requires the filing of a Form 4 to show the acquisition of the grant. Similarly, the exercise of the stock option or restricted stock unit and sale of shares purchased through the exercise, requires the filing of a Form 4.
To file timely, the Company needs to know if you wish to sell or gift stock before you sell or gift stock. Gifts are subject to reporting on Form 4, because a gift changes your beneficial ownership of Company stock. Because this is an accelerated reporting cycle, Insiders must work closely with the Company to avoid missing an SEC filing.
A gift of shares to a charitable organization or a child or grandchild must be reported by the timely filing of a Form 4 or in the Form 5 (described below). In short, any change in actual or beneficial ownership must be reported. Certain gift transactions can be reported voluntarily on a Form 4 or on the annual Form 5.
A Form 5 need only be filed annually, and typically it is filed for de minimus transactions, to report any transactions not reported on Form 4, or to correct certain errors. The Form 5 must be filed on or before the 45th day after the end of the issuer’s fiscal year in accordance with Rule 16a-3(h).
For SEC purposes, “filing” means that the filing is in the possession of the SEC by that time. Additionally, the SEC requires the filing for Forms 3, 4 and 5 to be completed electronically and posted on the Company’s corporate website before the end of the business day after filing.
The SEC places the obligation to make the filing on Form 3, 4 and 5 squarely on the officer, director or 10% shareholder. The filing duty is not the responsibility of the Company and may not be shifted to another person. The Company monitors the filing of its Form 4s and Company counsel becomes involved in these in order to assure that filing occurs on a timely basis; however, the legal responsibility falls on each individual Insider.
If your Form 4 or Form 5 is not timely filed, this must be disclosed in the Company’s Proxy Statement. In addition, if late filings persist, the offending Insider is subject to sanctions by the SEC.

Q1.How can I avoid short-swing profits liability?
A24:    The Company recommends that all contemplated sales or purchases of Company stock by directors, officers or 10% shareholders, or any questions regarding the same, be cleared both by your legal counsel and with the Company before the transaction is initiated. If you have any questions as to whether you are an “Insider” subject to Section 16 of the Act, you should discuss this with the General Counsel. The following are practical steps that can be taken to avoid liability:
•Do not buy or sell Company stock if an offsetting transaction (purchase or sale) has occurred within any six-month period.
•Check your Forms 3, 4 and 5 reports before you buy or sell to see if there are matching transactions.
•Do not do indirectly (through a spouse, children, friend or company) what you cannot do directly.
•Do not engage in short-sales (Company policy prohibits short sales).
•If you have invested in a partnership, limited liability company, corporation or trust and are redeeming your interest and will receive Company shares, the transaction may be a purchase of Company stock. Speak with us or your lawyers before you complete such a transaction.
•When you buy or sell Company shares, remember you must report the purchase and sale on a Form 4 before the end of the second business day (EST) following the day on which the subject transaction has been executed.
•Remember that you must file a Form 4 (or Form 5) if you give stock as a gift or if you contribute it to a partnership or corporation or make a gift. Check with legal counsel before you complete a transaction.
•Do not sell Company stock during any blackout period.
Do not engage in pledging or hedging your Company stock without first (i) speaking with the General Counsel, and (ii) familiarizing yourself with the Company’s Stock Pledging and Hedging Policy, if applicable.

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Q1.How do I need to work with my broker in order to comply with Section 16 reporting requirements?
A25:    The timely reporting of transactions requires tight interface with brokers handling transactions for our directors, executive officers and 10% shareholders. A knowledgeable, alert broker can also serve as a gatekeeper, helping to ensure compliance with our pre-clearance procedures and helping prevent inadvertent violations. Therefore, in order to facilitate timely compliance by the directors and officers of the Company with the requirements of Section 16 of the Act, brokers of persons subject to Section 16 need to comply with the following requirements:
•Not to enter any order (except for orders under pre-approved Rule 10b5-1 plans) without first verifying with the Company that your transaction was pre-cleared and complying with the brokerage firm’s compliance procedures (e.g., Rule 144); and
•To report as soon as possible, but in any case no later than the close of business (EST) on the day after the execution of the transaction to the Company by telephone and in writing via e-mail to cary_flanagan@swifttrans.com, the complete (i.e., date, type of transaction, number of shares and price) details of every transaction involving the Company’s stock, including gifts, transfers, pledges and all 10b5-1 transactions.
(A)Because it is the legal obligation of the trading person to cause this filing to be made, you are strongly encouraged to confirm following any transaction that your broker has immediately telephoned and e-mailed the required information to the Company.

Q1.What are the consequences of violating this Policy?
A26:    Each director, officer, employee, and consultant has the individual responsibility to comply with the requirements of this Policy. The consequences of violating the Policy can be severe. Directors, officers, employees, and consultants (or any of their tippees) who trade on material nonpublic information are subject to civil and criminal penalties under the securities laws, including fines and jail time, and to disciplinary action by the Company, including termination. Insider trading may also constitute “racketeering” under federal and state law. Civil penalties can extend to you personally if you are a director or officer of the Company, or you have a supervisory position within the Company, and you fail to take appropriate steps to prevent insider trading.

SECTION 4
Questions and Violations
Anyone with questions concerning this Securities Trading Policy or its application should contact the General Counsel at (602) 606-6684, tcarlson@knighttrans.com.
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Any violation or perceived violation should be reported immediately to the General Counsel at (602) 606-6684, tcarlson@knighttrans.com or to the Chief Financial Officer at (602) 239-4723, andrew.hess@knighttrans.com.
SECTION 5
Other Restrictions that apply to Officers and Directors
Officers and directors are subject to a number of other requirements, including the following:
•Section 13 of the Securities Exchange Act of 1934, which requires the prompt reporting of changes in ownership by persons or groups that own 5% or more of the Company’s equity securities;
•Hart-Scott-Rodino Act which requires pre-clearance by the Department of Justice or the Federal Trade Commission of purchases that exceed $50 million and satisfy certain other conditions:
•Regulation M, which regulates insider or Company purchases while the Company is engaged in the sale of securities;
•Rule 10b-18, which provides a safe harbor for Company repurchases and concurrent insider purchases if certain specific requirements on the manner, timing, amount and price of purchases are met;
•Section 5 of the Securities Act of 1933 and Rule 144 promulgated thereunder, with respect to sales of securities. Generally every sale of a security must be registered with applicable governmental authorities and prospectuses delivered to buyers, unless there is an applicable exemption, such as Rule 144. This rule provides for an exemption for sales by officers, directors and their affiliates if amount, holding period (in the case on unregistered securities), manner of sale, reporting and other conditions are met; and
•In the case of Company repurchases, corporate laws regarding impairment of capital, contractual restrictions under debt or other agreements, the public announcement of the program and adequate time (two full trading days) for the public to absorb this information and, if the purchases are widespread, consideration of and any necessary compliance with tender offer or going private rules and regulations.
These restrictions are very complicated and should be discussed with the Compliance Officers in connection with each trade of Company stock.
Remember: Do not trade in Company stock except in strict compliance with this Policy. If you have any questions on the Policy or applicable law, contact the General Counsel or the Chief Financial Officer, who are the Compliance Officers under this Policy.
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Exhibit A

REQUEST FOR APPROVAL TO TRADE OR PLEDGE KNIGHT-SWIFT TRANSPORTATION HOLDINGS INC. SECURITIES

Type of Security [check all applicable boxes]
Common stock
Restricted stock
Exercise of RSU/PSU
Stock Option
Debt security

Number of Shares/Amount of Security involved____________________

If a margin pledge transaction, complete a & b:

(a)Total number of shares held:
(b)Total number of shares pledged on margin following proposed transaction:

Class of Security involved in transaction:

Proposed Date(s) of Transaction    ____________________

Type of Transaction
Stock option exercise – Exercise Price $_______/share (Not sale price)
Exercise Price paid as follows:
Broker’s cashless exchange
cash
pledge
other _____________________

Withholding tax paid as follows:
Broker’s cashless exchange
cash
other _____________________
Purchase
Sale
Gift
Margin Pledge for Loan
Conversion from Class B to Class A

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4254239.7

Broker Contact Information

Company Name     ___________________________________________
    Contact Name         ___________________________________________
    Telephone         ___________________________________________
    Fax            ___________________________________________
    Account Number    ___________________________________________

Social Security or other Tax Identification Number __________________________

Status (check all applicable boxes)

Officer
Board Member
Employee Covered Person

The following Section is only required to be completed by Section 16 filers (who are generally Directors, Named Executive Officers and Designated Key Employees))

Filing Information (check all applicable boxes and blanks. Form 4 and 144

Form 144 Required

Date of filing of last Form 144 _____________________________________

Form 4 Required

Date of filing of last Form 3 or 4 _____________________________________

List of Knight-Swift Transportation Holdings Inc. Stock Transactions Within 6 Months of Current Transaction (if none, please indicate “None”):

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All individuals must complete the following:
I am not currently in possession of any material non-public information relating to Knight-Swift Transportation Holdings Inc. and its subsidiaries. I hereby certify that the statements made on this form are true and correct.
I understand that clearance may be rescinded prior to effectuating the above transaction if material non-public information regarding Knight-Swift Transportation Holdings Inc. arises and, in the reasonable judgment of Knight-Swift Transportation Holdings Inc., the completion of my trade would be inadvisable. I also understand that the ultimate responsibility for compliance with the insider trading provisions of the federal securities laws rests with me and that clearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession of material non-public information.

Signature _____________________________    Date ________________________

Print Name ____________________________

Telephone Number Where You May Be Reached ________________________

Request Approved (transaction must be completed during the Window Period (as defined in the Knight-Swift Transportation Holdings Inc. Securities Trading Policy) in which this approval was granted.
Request Denied
Request Approved with the following modification __________________________

Company Approval:

Signature _____________________________    Date _____________________________

Name:

Signature _____________________________    Date _____________________________

Name:

Signature _____________________________    Date _____________________________

Name:

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